Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-228985 and No. 333-227470) on Form S-8 of FVCBankcorp, Inc. of our report dated March 24, 2023, relating to our audit of the consolidated financial statements included in this Annual Report on Form 10-K of FVCBankcorp, Inc. for the year ended December 31, 2022.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
March 24, 2023